Exhibit 7

HORTON CAPITAL PARTNERS FUND, LP

1717 ARCH STREET, 39TH FLOOR

PHILADELPHIA PA 19103

March 31, 2017

BY ELECTRONIC MAIL, FACSIMILE AND OVERNIGHT MAIL

CPS Technologies Corporation

111 South Worcester Street

Norton, Massachusetts 02766-2102

Attn: Susan E. April, Vice President, Administration and Secretary

Re:	Notice of Withdrawal of Nomination of Individuals for Election as Directors at the 2017 Annual Meeting of Stockholders of CPS Technologies Corporation

Dear Ms. April:

On March 3, 2017, Horton Capital Partners Fund, LP (“Horton”) delivered a letter (the “Nomination Letter”) to CPS Technologies Corporation (the “Company”) notifying the Company as to the nomination of Thomas J. Coffey, Mitchell H. Herbets, Michael J. Howe, Leo L. Linehan and Matthew Moynihan for election to the Board of Directors of the Company (the “Board”) at the 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2017 Annual Meeting”).

Horton hereby withdraws its Nomination Letter and, accordingly, its nomination of Messrs. Coffey, Herbets, Howe, Linehan and Moynihan for election as directors at the 2017 Annual Meeting.

Very truly yours,

HORTON CAPITAL PARTNERS FUND, LP

By:	Horton Capital Partners, LLC, its General Partner

By:
	Name	Joseph Manko, Jr.
	Title:	Managing Member of Horton Capital Partners, LLC